UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         November 28, 2011

VERDE RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-170935	27-2448672
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

905 Ventura Way

Mill Valley, CA 94941

(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (415) 251-8715

_________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 28, 2011, the Board of Directors accepted the resignation of Stephen Spalding as the Secretary of the Company.  Mr. Spalding shall maintain his position as President, CEO and Treasurer, and his role as a member of Board of Directors of the Company.  There were no disagreements between the Registrant and Mr. Spalding regarding management of the Company relating to the registrant’s operations, policies or practices.  The Company has provided Mr. Spalding with a copy of the disclosures it is making in response to this Item 5.02 no later than the day of filing with the Commission.  The Company has provided the resigning Secretary with the opportunity to furnish the registrant, as promptly as possible, with a letter addressed to the registrant stating whether he agrees with the statements made by the registrant in response to this Item 5.02.  The Company will file any such letter with the Commission as an exhibit by amendment to this Report on Form 8-K within two business days after receipt by the Company.  There are no transactions between Mr. Spalding and the Company which would be required to be reported under Item 404(a) of Regulation S-K.

On November 28, 2011, Mr. Michael Stiege was appointed by the Board of Directors as the Secretary of the Company.  Mr. Stiege shall remain as a member of the Board of Directors.  Mr. Stiege has not been involved in any legal proceedings required to be reported hereunder.  There are no family relationships among the directors and officers of the Company.  Following is a brief description of Mr. Stiege’s business experience for the past five years.

Michael Stiege has been a Director of the Company since June 25, 2010.  Mr. Stiege has also been Managing Director, principal officer, and member of Manitoulin Holdings, LLC (CA).  In April 2010, all assets of foregoing Manitoulin were acquired by Kukulcan Diversified Corporation –  incorporated under CBCA (Canada) in December 2010. Mr. Stiege is a director of Kukulcan Diversified Corporation.

In September 2010, Mr. Stiege joined the Board of Advisors of publicly listed Cytta Corporation (CYCA.OB).  In January 2011, he was appointed as a Director and Officer of Cytta.  In addition, Kukulcan Diversified Corporation holds approximately 9% of the outstanding common shares of Cytta Corporation at the time of the appointment.

Mr. Stiege has an MBA from the Rottman Management School, University of Toronto and also graduated as an Engineer (BaSc) from the University of Toronto. He received accreditation and a license to practice professional engineering under the Professional Engineers Act of Ontario.

During the period of 1992 through 1995, Mr. Stiege was a founder of, and also served as an executive officer and board member on behalf of the Alberta Wheat Pool (AWP), in RADSS.  RADSS was a jointly owned startup venture between AWP and Alberta Research Council.  RADSS engages in optimizing extremely complex decision making, resource allocation and freight logistics problems using proprietary mathematical tools.  RADSS was cquired by Transcore Division (Intellitrans) of Roper Industries (NYSE).

For several years, Mr. Stiege led the capital investment, profit planning, and operations SWAT troubleshooting functions for 13 profit centers across 142 countries for Cooper Industries of Houston (NYSE: CBE)  He co-led the development and creation of  Empressa Andina de Herramientas , a joint-venture tool manufacturer in Cali, Columbia, between Cooper Industries and the Gilinski Group of Columbia  These products were primarily for ANCOM agricultural and mining markets.

Mr. Stiege also led the introduction and successful, commercialization of remote sensing technology for Liquid Carbonic Canada (now Praxair – PX).  He played a lead role in the development of DEFT software, by TSB International of Toronto, DEFT was acquired by Sybase in the early 1990’s.

Mr. Stiege served as Senior Information Services Officer (CIO) for Alberta Wheat Pool companies from 1991 to 1996 with total staff and line responsibility for information technology and communications.  Since 1996 he has been a management consultant, practice leader, and provider of professional services with KPMG and Sun Microsystems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                    /s/ Stephen Spalding

                                                                                    Stephen Spalding, President